Exhibit 10.1

EXECUTION VERSION

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of November 1, 2022, and is entered into by and among CALAVO GROWERS, INC., a California corporation (the “Borrower”), RENAISSANCE FOOD GROUP, LLC, a Delaware limited liability company (“Renaissance”), Calavo de Mexico, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Calavo Mexico”; together with Renaissance, each, a “Guarantor” and collectively, the “Guarantors” and together with the Borrower, each, a “Loan Party” and collectively the “Loan Parties”), the Lenders identified on the signature pages hereto and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 14, 2016 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent, the Lenders have agreed to make credit extensions available to the Loan Parties; and

WHEREAS, the Borrower and its Subsidiaries have requested that the Administrative Agent and Lenders amend the Credit Agreement in certain respects, which the Administrative Agent and Lenders are willing to do, pursuant to the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
2.Amendments to Credit Agreement.
(a)Amendment to Section 1.01 – New Definitions.  The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Consolidated Dividend Adjusted Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, minus (ii) the aggregate amount of all maintenance Consolidated Capital Expenditures (in the amount of $6,000,000 in any Measurement Period) to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt or regularly scheduled principal payments on debt for borrowed money or Capitalized Leases, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 and (y) any redemption payments by or on behalf of Calavo Mexico with respect to the Calavo Mexico Letter of Credit, (iii) the aggregate amount of all cash Restricted Payments declared and paid during any Measurement Period, (iv) the aggregate amount of federal, state, local and foreign income Taxes paid in cash and (v) without duplication of clause (iii) above, (x) two times the aggregate amount of all cash Restricted Payments to be declared (but not yet paid) during the current fiscal quarter, in each case, of or by the Borrower and its Subsidiaries during the fiscal quarter ending on April 30, 2023 and (y) the aggregate amount of all cash Restricted Payments to be declared (but not yet paid) during the current fiscal quarter, in each case, of or by the Borrower and its Subsidiaries during any fiscal quarter ending after April 30, 2023.  For the avoidance of doubt, in the event that a cash Restricted Payment is to be declared during any fiscal quarter, the corresponding fiscal quarter of the previous fiscal year shall be excluded from the calculation set forth in clause (iii) above.

“Seventh Amendment Effectiveness Date” means November 1, 2022.

(b)Amendment to Section 7.06.  Section 7.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.06Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)the Borrower and each Subsidiary may declare and make dividend payments or other distributions, in each case, payable solely in common Equity Interests of such Person; provided that prior to each such declaration made pursuant to this clause (b), the Loan Parties shall have satisfied the financial covenants set forth in Section 7.11, with respect to each such Measurement Period most recently ended, each on a pro forma basis, and shall have provided to Administrative Agent a certificate certifying as to compliance with such financial covenants and demonstrating (in reasonable detail) the calculations required thereunder; and
(c)the Borrower may declare and make dividend payments or other distributions, in each case, payable in cash; provided that (x) prior to each such declaration made pursuant to this clause (c), the Loan Parties shall have provided to the Administrative Agent a certificate certifying to and demonstrating (in reasonable detail) that the Consolidated Dividend Adjusted Fixed Charge Coverage Ratio, calculated as of the Measurement Period most recently ended and giving effect to such cash dividend or other distribution, is not less than 1.20:1.00 and (y) any such cash dividends or other distributions must be paid in the same fiscal quarter that they are declared.  Notwithstanding the foregoing, the Borrower may, on or after the Seventh Amendment Effective Date, declare and make a dividend payment in an amount not to exceed $5,200,000 on or before January 31, 2023.
(c)Amendment to Section 7.11(b).  Section 7.11(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)Consolidated Fixed Charge Coverage Ratio.  (i) Commencing April 30, 2022 through and including September 30, 2022, permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal month, measured on a period-to-date basis for the period commencing on February 1, 2022 and ending on the date of measurement set forth in the table below, to be less than 1.20:1.00, (ii) permit the Consolidated Fixed Charge Coverage Ratio as of the end of the Measurement Period ending on October 31, 2022, to be less than 1.00:1.00, and (iii) at all times thereafter, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be less than 1.20:1.00.

Fiscal Month Ending	Period
April 30, 2022	Three consecutive fiscal month period ending on April 30, 2022
May 31, 2022	Four consecutive fiscal month period ending on May 31, 2022
June 30, 2022	Five consecutive fiscal month period ending on June 30, 2022
July 31, 2022	Six consecutive fiscal month period ending on July 31, 2022
August 31, 2022	Seven consecutive fiscal month period ending on August 31, 2022
September 30, 2022	Eight consecutive fiscal month period ending on September 30, 2022

3.Conditions Precedent.  This Amendment and the obligations of Administrative Agent and the Lenders hereunder will be effective only upon satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Administrative Agent in its sole discretion:
(a)Executed Amendments. Receipt by Administrative Agent of a fully-executed copy of this Amendment.
(b)Legal Fees.  The Borrower shall have paid all reasonable and documented out-of-pocket legal fees and expenses owed to counsel for Administrative Agent.
(c)Expenses. The Borrower shall have paid to Administrative Agent all reasonable and out-of-pocket costs and expenses owed to and/or incurred by the Administrative Agent arising in connection with this Amendment.
(d)Amendment Fee.  The Borrower shall have paid to Administrative Agent an amendment fee equal to 10 basis points of the Revolving Facility (for the pro-rata benefit of the Lenders), which fee shall be fully earned and non-refundable as of the date hereof.
4.Reaffirmation of Representations and Warranties.  Each Loan Party represents and warrants that after giving effect to this Amendment, the representations and warranties made by each obligor set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier period), including without limitation, that no Default or Event of Default exists after giving effect to this Amendment.

5.Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.
6.Acknowledgment by Loan Parties.  Each Loan Party hereby represents and warrants that the execution and delivery of this Amendment and compliance by each Loan Party with all of the provisions of this Amendment: (a) are within the powers and purposes of each Loan Party; (b) have been duly authorized or approved by the board of directors or managers of each Loan Party; and (c) when executed and delivered by or on behalf of each Loan Party, will constitute valid and binding obligations of each Loan Party, enforceable in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and Laws affecting the rights of creditors generally and by general equitable principles.  Each Loan Party reaffirms its obligation to pay all amounts due to Lender under the Loan Documents in accordance with the terms thereof, as modified hereby.
7.General Release. Each Loan Party (collectively, the “Releasing Parties”) releases, acquits and forever discharges Administrative Agent and each Lender, and each of their respective past and present directors, officers, employees, agents, attorneys, affiliates, predecessors, successors, administrators and assigns (“Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever heretofore or hereafter arising from any events or occurrences, or anything done, omitted to be done, or allowed to be done by any of the Released Parties, on or before the date of execution of this Amendment, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including, without limitation, any of the same arising from or related to anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way connected with this Amendment or any of the Loan Documents, any other credit facilities provided or not provided, any advances made or not made, or any past or present deposit or other accounts (including, without limitation, “dominion of funds” accounts and lockbox arrangements) of any Releasing Party with any Lender and the handling of the same by any Lender, including, without limitation, the manner and timing in which items were deposited or credited thereto or funds transferred therefrom or made available to any of the Releasing Parties, the honoring or returning of any checks drawn on any account, and any other dealings between the Releasing Parties and the Released Parties (the “Released Matters”); provided, however, that (A) Releasing Parties shall retain their rights to funds in deposit accounts held with any Lender, as applicable, funds in transit for deposit into any such account and any refunds to which such Releasing Party is entitled to, subject to in each case any applicable security interests of Administrative Agent or any Lender therein, and any right of offset or recoupment with respect thereto, and (B) Released Matters shall not include Administrative Agent and the Lenders’ obligations under the Loan Documents or any other contracts or agreements between Administrative Agent and/or any Lender, on one hand, and Releasing Parties from and after the effectiveness of this Amendment. Releasing Parties each further agree never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the Released Matters. Releasing Parties each agree that this waiver and release is an essential and material component of this Amendment, and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages to or of any Releasing Parties in connection with the Released Matters. Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters. In furtherance of this general release, Releasing Parties each acknowledge and waive the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.

8.No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
9.Counterparts; Electronic Delivery.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment may be in the form of an Electronic Record, telefacsimile or other electronic method of transmission and may be executed using Electronic Signature (including, without limitation, facsimile and .pdf) and shall be equally as effective, valid and enforceable as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and Lenders of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.
10.Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California (without regards to principles of conflict of laws which would defer to the laws of another jurisdiction as governing).
11.Jury Trial Waiver; California Judicial Reference.  To the fullest extent permitted by applicable law, each of the parties hereto waives its right to trial by jury in any proceeding or dispute of any kind relating to this Amendment or the other Loan Documents, Obligations or Collateral.  Without limiting the applicability of any other section of this Amendment, Section 11.16 and Section 11.17 of the Credit Agreement are hereby incorporated by this reference and shall apply to any action, proceeding, claim or controversy arising out of this Amendment.
12.Total Agreement.  This Amendment, the Credit Agreement, and all other Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.
13.Loan Document.  This Amendment along with any document and certificate executed in connection herein, including but not limited to the security and pledge agreements and certificates referenced in Section 6 herein shall constitute a Loan Document under the Credit Agreement. Any provision of any Loan Document which applies to Loan Documents generally shall apply to this Amendment. It shall be an Event of Default under the Credit Agreement if any Loan Party breaches any covenant contained herein (subject to any applicable cure period set forth in the Credit Agreement) or if any representation or warranty contained herein proves to be inaccurate or untrue in any material respect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:CALAVO GROWERS, INC.,
a California corporation

By:
Name: Shawn Munsell
Title: Chief Financial Officer

GUARANTORS:	RENAISSANCE FOOD GROUP, LLC,

a Delaware limited liability company

By:
Name: Shawn Munsell
Title: Chief Financial Officer

CALAVO DE MEXICO, S.A. DE C.V.,

a sociedad anónima de capital variable organized under the laws of Mexico

By:
Name: Dionisio Ortiz
Title: Vice President

[Signature Pages Continue]

SEVENTH AMENDMENT TO CREDIT AGREEMENT (CALAVO)

SIGNATURE PAGE

ADMINISTRATIVE AGENT:bank of america, n.a.,
as Administrative Agent

By:
Name: Carolen Alfonso
Title: Assistant Vice President

SEVENTH AMENDMENT TO CREDIT AGREEMENT (CALAVO)

SIGNATURE PAGE

LENDERS:BANK OF AMERICA, N.A., as Lender, Non-Patronage Lender, L/C Issuer and Swingline Lender

By:
Name: Maria Coronado
Title: Vice President

SEVENTH AMENDMENT TO CREDIT AGREEMENT (CALAVO)

SIGNATURE PAGE

FARM CREDIT WEST, PCA
as a Lender and Patronage Lender

By:
Name:
Title:

SEVENTH AMENDMENT TO CREDIT AGREEMENT (CALAVO)

SIGNATURE PAGE

GUARANTOR ACKNOWLEDGMENT AND CONSENT

Guarantor hereby expressly: (a) consents to the execution by Borrower, Administrative Agent and Lenders of this Amendment; (b) acknowledges that the “Guaranteed Obligations” (as defined in the Credit Agreement) includes all of the obligations and liabilities owing from time to time by the Borrower under and/or in connection with the “Loan Documents” including, but not limited to, the obligations and liabilities of Borrower to Lenders under and pursuant to the Credit Agreement, as amended from time to time; (c) acknowledges that the Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of Borrower under the Credit Agreement or the Guarantor under the Guaranty (as defined in the Credit Agreement); (d) reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions that are contained in the Guaranty; and (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of this Amendment to, and its acceptance by, Administrative Agent shall not in any manner whatsoever (i) impair or affect the liability of the Guarantor, (i) prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of Administrative Agent at law, in equity or by statute, against the Guarantor, and/or (ii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Administrative Agent or any Lender by the Guarantor.

Agreed to and accepted by:

GUARANTOR:	RENAISSANCE FOOD GROUP, LLC, a Delaware limited liability company By: Name: Shawn Munsell Title: Chief Financial Officer
GUARANTOR:	CALAVO DE MEXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico By: Name: Dionisio Ortiz Title: Vice President

GUARANTOR ACKNOWLEDGMENT AND CONSENT TO

SEVENTH AMENDMENT TO CREDIT AGREEMENT (CALAVO)

SIGNATURE PAGE